UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2013

Lipocine Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-178230	99-0370688
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Arapeen Drive, Suite 202

Salt Lake City, Utah 84108

(Address of principal executive offices)

Registrant’s telephone number, including area code: (801) 994-7383

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 27, 2013, Lipocine Inc. entered into an Agreement for the Manufacture of Testosterone Undecanoate Liquid Fill Capsules and the Conduct of an ICH Stability Study in Support of Product Registration with Encap Drug Delivery, or Encap, a United Kingdom based contract manufacturer, pursuant to which Encap will manufacture and supply to Lipocine a total of six lots of LPCN 1021 capsules under current good manufacturing practices, using active pharmaceutical ingredients supplied by Lipocine. Encap will manufacture two strengths of the product, three lots of each strength. These lots will be used in Lipocine’s planned Phase III study for LPCN 1021. Under the agreement, Encap will also conduct an International Conference on Harmonisation stability program on all six capsule lots in support of Lipocine’s planned new drug application filing for LPCN 1021.

Lipocine may terminate the agreement prior to the commencement of any project work stage (as defined in the agreement) without penalty. Lipocine may also terminate the agreement after authorizing commencement of a stage or after confirmation of a purchase order, subject to payment of cancellation fees. Lipocine and Encap may each terminate the agreement upon a material breach of the agreement by the other party, so long as the other party has not cured such breach within a defined period after written notice of the breach by the non-breaching party. Lipocine also has the right to terminate the agreement for other good cause, including technical, scientific or business reasons, upon a minimum period of written notice to Encap. If Encap achieves certain milestones by the applicable due dates, Lipocine will be obligated to purchase a percent of its commercial supply of LPCN 1021 from Encap for a limited time period, subject to Lipocine’s right to buy out such commitment on terms to be negotiated.

The foregoing does not purport to be a complete description of the agreement, and is qualified by reference to the full text of such document, which Lipocine will file in a subsequent filing with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 3, 2013	LIPOCINE INC.

	By:	/s/ Mahesh V. Patel
Mahesh V. Patel, Ph.D.
President and Chief Executive Officer